Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

We hereby consent to the to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) of our report dated March 18, 2014 relating to the consolidated financial statements of Micronet Enertec Technologies, Inc. (the “Company”) for the year ended December 31, 2013 and our report dated July 17, 2014, accompanying the audited consolidated carve-out financial statements of the Vehicle Business of Beijer Electronics Inc. for the year ended December 31, 2013 included in the Current Report of the Company on Form 8-K/A filed on July 18, 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement and the related prospectus.

/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel
July 21, 2014